Exhibit 3.71

CERTIFICATE OF INCORPORATION

OF

SUNGARD DEVELOPMENT CORPORATION

FIRST: The name of the corporation is SunGard Development Corporation (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purposes for which the Corporation was formed are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock which the Corporation shall Nave authority to issue is 1,000 shares of Common Stock, par value $1.00 per share.

FIFTH: The election of directors of the Corporation need not be written ballot unless the By-laws of the Corporation shall so provide.

SIXTH: The name and address of the incorporator is Deborah A. Butler, Esquire, 1285 Drummers Lane, Wayne, Pennsylvania 19087.

SEVENTH: In the furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the By-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-law made by, the Board of Directors.

EIGHTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation; and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

IN WITNESS WHEREOF, the undersigned incorporator, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, has signed this Certificate on the 7th day of November, 1989, hereby declaring and certifying that this is her act and deed and the facts stated are true.

Deborah A. Butler, Incorporator